Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2008, with respect to the consolidated financial statements of Enogex Inc., our report dated March 12, 2008, with respect to the balance sheet of OGE Enogex GP LLC, and our report dated March 12, 2008, with respect to the balance sheet of OGE Enogex Partners L.P., included in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-144089) and related Prospectus of OGE Enogex Partners L.P. for the registration of common units representing limited partner interests.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

March 19, 2008